Exhibit 10.2

Summary of Harris Teeter Supermarkets, Inc. Executive Officer Incentive Bonus Plan

Each Executive Officer (“Executive Officer”) of Harris Teeter Supermarkets, Inc. (the “Company”) employed on July 9, 2013 (the “Effective Date”) is eligible for an incentive bonus pursuant to the Executive Officer Incentive Bonus Plan (the “Plan”) adopted by the independent members of the Company’s board of directors on July 8, 2013. The purpose of the Plan is to provide an incentive for the Executive Officers to successfully close the merger (the “Merger”) pursuant to the Agreement and Plan of Merger dated July 8, 2013 among the Company, The Kroger Co., and Hornet Acquisition, Inc.

Attachment A sets forth the name of the Executive Officer, the incentive bonus, and the incentive bonus payable as a percentage of base salary. The maximum amount of incentive bonuses payable to eligible Executive Officers under the Plan is expected to be $782,250. All incentive bonuses will be paid in a single lump sum cash payment on the date of the closing date of the Merger (the “Payment Date”), to Executive Officers who remained continuously employed by the Company or its subsidiaries or affiliates (including any successor(s) to such entities) from the Effective Date through the Payment Date. In the event the participating Executive Officer’s employment terminates for any reason prior to the Payment Date or in the event the Merger does not occur and the merger agreement is terminated, no incentive bonuses shall be paid under this Plan.

The Plan is intended to be exempt from the nonqualified deferred compensation tax rules set forth in Section 409A of the Internal Revenue Code of 1986, as amended and the corresponding regulations and other applicable guidance (“Code Section 409A”). In the event that any amounts payable pursuant to this Plan are subject to Code Section 409A, the applicable portions of the Plan shall be interpreted in such a manner as to comply with Code Section 409A and shall be deemed, to the extent necessary, to include the requirement that any payments made to any “specified employees” upon their “separation from service” (as such terms are defined by Code Section 409A) be delayed for six months, as required by Code Section 409A. In no event shall the Company (including any subsidiary or affiliate), any member of the Company’s board of directors, or any employee, agent or other service provider have any liability to the Executive Officer for any tax, fine or penalty associated with any failure to comply with the requirements of Code Section 409A.

Attachment A

Executive Officer Incentive Bonuses
Name	Title	FYE 2013 Base Salary	Amount	Percentage of Base Salary
Thomas W. Dickson	Chairman of the Board and Chief Executive Officer	$750,000	$262,500	35%
Frederick J. Morganthall, II	President and Chief Operating Officer	$537,500	$188,125	35%
John B. Woodlief	Executive Vice President and Chief Financial Officer	$500,000	$175,000	35%
Rodney C. Antolock	Executive Vice President	$447,500	$156,625	35%
Total		$2,235,000	$782,250	35%